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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Brodman         Cole             J.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----               ---
    c/o VoiceStream Wireless Corporation          Number of Reporting        Month/Year          X   Officer (give    Other (specify
    12920 SE 38th Street                          Person (Voluntary)         4/2001             ---- title below)  --- below)
--------------------------------------------                              -------------------   Senior Vice President,
                  (Street)                                                5. If Amendment,      Technology Development
    Bellevue        WA             98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
    USA                                                                   -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                    4/4/2001   M           9,171.00    A        $7.25                               D
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Common Stock                    4/4/2001   M             829.00    A        $6.82       10,210.07(1)            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying           of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities              Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)        ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                             Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                   ity
                             Security                            and 5)                                                   (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-     Title        Amount or
                                                                               Exer-   tion                     Number of
                                                                               cisable Date                     Shares
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Stock Option - Right to Buy   7,307     4/4/2001       M             9,171.00  Immed.  12/31/2006  Common Stock  9,171.00
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Stock Option - Right to Buy   6,868     4/4/2001       M               829.00  Immed.  09/15/2005  Common Stock    829.00
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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1,562.00(2)                   D
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    0.00(2)                   D
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Explanation of Responses:

1. Includes 210.0684 shares acquired under the VoiceStream Wireless Corporation Employee Stock Purchase Plan.

2. The option grant has been adjusted to reflect the .0075 stock dividend declared by VoiceStream Wireless Corporation on March 12, 2001.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ COLE J. BRODMAN                5/10/01
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7-96)
displays a currently valid OMB Number.

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